Exhibit 10.1

RULES OF THE

REED ELSEVIER GROUP PLC

EXECUTIVE SHARE OPTION SCHEME 2013

Adopted by the directors of Reed Elsevier Group plc on 25 April 2013

Approved by the shareholders of Reed Elsevier PLC in general meeting on 25 April 2013

Approved by the shareholders of Reed Elsevier NV in general meeting on 24 April 2013

HM Revenue & Customs Approval to Schedule 1 – 9 May 2013

HM Revenue & Customs Reference – X110734

Freshfields Bruckhaus Deringer LLP

THE REED ELSEVIER GROUP PLC

EXECUTIVE SHARE OPTION SCHEME 2013

1. DEFINITIONS

1.1 In these Rules and the schedules and appendices to these Rules (each a Schedule or Appendix, as the case may be), unless the context otherwise requires, the following words and expressions have the following meanings:

Adoption Date means 25 April 2013 being the date approval of the Scheme by shareholders of both Qualifying Companies is obtained;

Board means the board of directors for the time being of the Company;

Capital Reorganisation means any variation in the share capital or reserves of a Qualifying Company (including, without limitation, by way of capitalisation, rights issue, consolidation, sub-division, or reduction);

Committee means the remuneration committee of the Board, or other duly authorised committee of the Board;

Company means Reed Elsevier Group plc registered in England No. 2746616 by whatever name known from time to time;

Constituent Company means the Company or any other company to which, for the time being, the Scheme is expressed to extend;

Control has the meaning given to it by section 995 of the Income Tax Act 2007;

Date of Grant means the date on which an Option is granted in accordance with the terms of Rule 4;

Dealing Day means any day on which the London Stock Exchange and the Amsterdam Stock Exchange are open for the transaction of business;

Dealing Restrictions means any restrictions on, or requirement for approvals for, dealing in Shares whether under the Company’s, RE PLC’s or RE NV’s share dealing rules (as applicable), the provisions of the Model Code for Securities Transactions by Directors of Listed Companies, the provisions of the Listing Rules of the UK Listing Authority or the City Code on Takeovers and Mergers or any of their equivalents in any applicable jurisdiction;

Dutch Share means an ordinary share in the capital of RE NV or shares representing those shares following any Capital Reorganisation of RE NV and includes an American Depositary Share representing a Dutch Share;

Employee means any employee (including an executive director) or a corporate officer of any Constituent Company;

Employees’ Share Scheme has the meaning given by section 1166 of the Companies Act 2006 but for these purposes the Qualifying Companies will be treated as holding companies of the Company;

Financial Year means an accounting reference period as determined in accordance with section 391 of the Companies Act 2006;

Group means the Company and every company which is under the Control of the Company and member of the Group will be construed accordingly;

ITEPA means the Income Tax (Earnings and Pensions) Act 2003;

Market Value means:

(a)	in relation to a UK Share, the middle-market quotation for a UK Share (as derived from the Daily Official List of the London Stock Exchange) on the Dealing Day immediately preceding the Date of Grant or, if the Committee so determines, the average of the middle-market quotations for a UK Share (as derived from the Daily Official List of the London Stock Exchange) for the three Dealing Days ending on the Dealing Day immediately preceding the Date of Grant; or

(b)	in relation to a Dutch Share, the closing price for a Dutch Share on the Amsterdam Stock Exchange on the Dealing Day immediately preceding the Date of Grant, or if the Committee so determines, the average of the closing prices for a Dutch Share on the Amsterdam Stock Exchange for the three Dealing Days ending on the Dealing Day immediately preceding the Date of Grant;

provided always that Market Value for a Dutch Share will be determined by reference to the same Dealing Days as are used to determine Market Value for a UK Share;

Normal Vesting Date means the date on which an Option Vests in the ordinary course which:

(i)	in the case of Options not subject to Performance Conditions, will be the third anniversary of the Date of Grant; and

(ii)	in the case of Options subject to Performance Conditions, will be the latest of:

(a)	the third anniversary of the Date of Grant; and

(b)	the date the Committee determines that the Performance Conditions have been satisfied;

Option means the right granted to a Participant on any particular Date of Grant to acquire Shares in accordance with the Rules of the Scheme;

Option Price means the price per Share payable on the exercise of an Option as determined by the Committee which, subject to adjustment under Rule 16, is not less than the Market Value of a Share on the Date of Grant;

Participant means any person who has been granted an Option which has not lapsed in accordance with the provisions of these Rules and includes, where the context permits, the legal personal representatives of a deceased Participant;

Performance Condition means the objective condition or conditions determined by the Committee in accordance with Rule 5, measured after the end of the Performance Period or such other period as may be permitted under the Rules, which must be satisfied in order for an Option to Vest;

Performance Period means the period after which the Performance Condition is measured which will be, unless the Committee determines otherwise at the Date of Grant or as otherwise provided in the Rules, the period of three consecutive Financial Years of the Company starting with the Financial Year in which the Date of Grant falls;

Pro-rated Number means such whole number of Shares (rounded down, as necessary) as is determined by multiplying the number of Shares comprised in an Option by A/B where (i) for the purposes of Rule 8 (Cessation of Employment), A is the number of complete months from the start of the Financial Year in which the Option was granted to the Termination Date, but not exceeding the number of complete months in the Performance Period and B is the number of complete months in the Performance Period and (ii) for the purposes of Rule 11 (Change of Control of a Qualifying Company), A is the number of complete months from the start of the Financial Year in which the Option was granted to the relevant event, but not exceeding the number of complete months in the Performance Period and B is the number of complete months in the Performance Period. For the purposes of this definition, the Performance Period will be the period determined by the Committee at the Date of Grant;

Qualifying Company means each of RE PLC and RE NV;

RE NV means Reed Elsevier NV;

RE PLC means Reed Elsevier PLC;

Rules means these Scheme rules and any reference to a Rule will be construed accordingly;

Scheme means this Reed Elsevier Group plc Executive Share Option Scheme 2013 as amended from time to time;

Share means a UK Share and/or a Dutch Share as the context may require and Shareholder will be construed accordingly;

Termination Date means the date on which a Participant ceases to be an Employee;

UK Share means an ordinary share in the capital of RE PLC or shares representing those shares following any Capital Reorganisation of RE PLC and includes an American Depositary Share representing a UK Share;

US Participant means a Participant who is subject to United States taxation under United States law including by reason of being a United States national, or resident in the United States for United States tax purposes;

Vest means, in respect of any Option, becoming capable of exercise and Vested and Vesting will be construed accordingly; and

Vesting Date means the Normal Vesting Date or such other date upon which an Option Vests in accordance with the Rules.

1.2 Where the context permits, the singular will include the plural and vice versa and the masculine will include the feminine. Headings will be ignored in construing the Scheme.

1.3 Any references to a statutory provision will include that provision as it may from time to time be amended, modified or re-enacted.

2. ELIGIBILITY

2.1 No person will be entitled as of right to participate in the Scheme. The Committee may select any Employee to participate in the Scheme, except any Employee who is under notice of termination of employment at the Date of Grant, unless the Committee determines otherwise.

3. INDIVIDUAL LIMIT

3.1 The Committee may not grant an Option to an Employee if the Option Price of that Option when aggregated with the Option Price of any other Options granted to that Employee under the Scheme in the same Financial Year exceeds:

(a)	in the case of an Employee who is the Chief Executive Officer of the Company, 250% of his basic salary from the Group as at the Date of Grant; and

(b)	in the case of any other Employee, 200% of his basic salary from the Group as at the Date of Grant.

4. GRANT OF OPTIONS

4.1 Subject to any Dealing Restrictions, the Committee may, during any period specified in Rule 4.3 below, grant Options at the Option Price to any Employees selected by the Committee.

4.2 Options will be granted by deed. Each Participant will receive information (electronically or in hard copy) following the Date of Grant summarising the main terms of the Option. This summary may include the following information:

(a)	the number and type of Shares subject to the Option;

(b)	details of the Performance Condition (if any) applicable to the Option;

(c)	the Performance Period (if applicable);

(d)	the terms of any other conditions imposed pursuant to Rule 5;

(e)	which (if any) Schedules to the Scheme will apply to the Option;

(f)	any other information as the Committee may determine.

4.3 Options may only be granted within the period of 42 days commencing on any of the following:

(a)	the Adoption Date;

(b)	the release of the Qualifying Companies’ interim (half-yearly) and/or final results in any year;

(c)	the release by the Qualifying Companies of any trading update or (if applicable to the Qualifying Companies at the time) their quarterly results for any year;

(d)	the day on which the Committee resolves that circumstances exist which justify the grant of Options outside the periods referred to in (a) to (c) above; or

(e)	the day following the lifting of any Dealing Restrictions which prevented the grant of the Option during the periods referred to in (a) to (d) above.

5. PERFORMANCE AND OTHER CONDITIONS

5.1 Any Option granted to an executive director of the Company or a Qualifying Company will be subject to Performance Conditions which, unless otherwise permitted in the Rules, must be satisfied before the Vesting of the Option. Options granted in 2013 under the Scheme to executive directors will be subject to the Performance Condition as set out in the Appendix. Options granted in 2014 and subsequent years to executive directors will be subject to a Performance Condition as determined by the Committee at the relevant Date of Grant.

5.2 The Committee may grant Options which are subject to Performance Conditions to Participants who are not executive directors of the Company or a Qualifying Company.

5.3 The Committee may make the grant or Vesting of Options subject to any other conditions it determines appropriate including, but not limited to, requiring a Participant to agree to comply with certain post-employment restrictive covenants, to meet shareholding requirements or to agree to post-exercise sale restrictions.

5.4 The Committee may make such adjustments to the Performance Condition applicable to outstanding Options as it considers appropriate to take account of any factors which are relevant in the opinion of the Committee and in particular if there is an event which causes it to consider that the Performance Condition, or any part of it, is no longer a fair measure of performance. The amended Performance Condition will not be materially less or more challenging than the one originally set.

5.5 Where an Option is granted subject to Performance Conditions, in determining the level of Vesting of an Option under the Scheme, the Committee will take into account the overall business performance of the Qualifying Companies and the Group over the Performance Period and any other factors that it considers appropriate and may modify the Vesting level if it considers that such a modification would result in a fairer outcome. In exercising any such discretion, the Committee will have due regard to the value created for Shareholders and the underlying business performance.

5.6 Without prejudice to Rule 5.4 and Rule 5.5, there will be no retesting of any Performance Condition.

6. NORMAL VESTING OF OPTIONS

6.1 Except as otherwise permitted in the Rules, the number of Shares, if any, in respect of which an Option will Vest on the Normal Vesting Date will be determined by the Committee by reference to the extent to which (i) any Performance Condition has been satisfied and (ii) any other conditions to which the Option is subject have been satisfied or waived in accordance with these Rules.

7. EXERCISE OF OPTIONS

7.1 Except as otherwise permitted in these Rules, a Participant may only exercise an Option if:

(a)	the Vesting Date has passed; and

(b)	the Option has not lapsed pursuant to Rule 9.

7.2 Subject to any Dealing Restrictions, a Participant may exercise his Option in whole or in part by giving notice in the manner prescribed by the Company following the Vesting Date. The Participant will specify in the notice of exercise the number of Shares in respect of which the Option is being exercised and will provide any required documentation and payment of the Option Price (or appropriate undertaking to pay the Option Price) in respect of the Shares over which the Option is being exercised. A notice of exercise will take effect on the date it is validly received by the Company or if there are Dealing Restrictions in place on that date, such later date when all Dealing Restrictions have lifted.

7.3 The Company will, within 30 days of receipt of the notice of exercise and payment of (or undertaking to provide) the aggregate Option Price:

(a)	procure the transfer or issue of the required number of Shares to the Participant; and

(b)	procure that the Participant has evidence of title in respect of such Shares.

8. CESSATION OF EMPLOYMENT

Participant gives or receives notice

8.1 Except as otherwise provided in these Rules, in the event that a Participant gives or receives notice of termination of employment for any reason other than those set out in Rule 8.2 (Approved Leaver), an Option (whether Vested or not) will automatically lapse on the date on which notice is given or received.

Approved Leaver

8.2 Except as otherwise provided in these Rules, if a Participant ceases to be an Employee before the Normal Vesting Date by reason of:

(a)	injury, disability or ill-health;

(b)	redundancy (as defined in section 139 of the Employment Rights Act 1996);

(c)	retirement with the consent of the Company;

(d)	death;

(e)	the sale of the company or business in which the Participant is employed out of the Group; or

(f)	any other reason which the Committee, in its absolute discretion, determines:

Rule 8.3 will apply to his Options which are not subject to a Performance Condition and Rule 8.4 will apply to the Participant’s Options which are subject to a Performance Condition.

8.3 Where this Rule applies, a Participant’s Option will vest on the Termination Date over a Pro-rated Number of Shares and will lapse as to the balance on the Termination Date.

8.4 Where this Rule applies, a Participant’s Option will continue in force over a Pro-rated Number of Shares and will lapse as to the balance on the Termination Date. The Option over the pro-rated Number of Shares will Vest on the Normal Vesting Date to the extent any Performance Condition is satisfied and will lapse as to the balance on the Normal Vesting Date.

8.5 The Committee has discretion to vary the application of Rule 8.4 and determine that an Option will instead Vest as at the Termination Date over a Pro-rated Number of Shares to the extent any Performance Condition is satisfied. The Performance Condition will be assessed based on progress made against targets at the Termination Date as determined by the Committee in its absolute discretion. Such determination will take place as soon as reasonably practicable after the Termination Date and to the extent that an Option does not Vest as at the Termination Date, it will immediately lapse.

8.6 If Rule 8.2 applies, the Committee also has discretion, if it considers it appropriate in the particular circumstances, to determine that an Award will Vest on some other basis.

Exercise Period – Approved Leaver

8.7 A Participant (or in the case of a Participant’s death his personal representatives) may exercise any Option which Vests pursuant to this Rule 8 (and any other Vested Options held by him at the Termination Date to the extent not previously exercised) at any time in the period of two years following the later of the Vesting Date and the Termination Date or, if the Committee (acting fairly and reasonably) in its absolute discretion determines any longer period of up to 42 months from the later of the Vesting Date and the Termination Date (but not beyond the tenth anniversary of the Date of Grant). Any Option will lapse automatically at the expiry of the specified period to the extent it has not been exercised.

Intra-Group Transfer of Employment

8.8 For the avoidance of doubt, a Participant will not cease to be an Employee for the purposes of this Rule 8 if he ceases to be employed by a Constituent Company but continues to be or is immediately afterwards employed by another Constituent Company.

9. LAPSE OF OPTIONS

9.1 An Option will lapse automatically to the extent that it has not been exercised by the earliest of:

(a)	the date on which the Committee determines that any conditions applicable to an Option imposed under Rule 5 have not been met;

(b)	where Rule 8.1 (Participant gives or receives notice) applies, the date the Participant gives or receives notice of the termination of his employment;

(c)	where Rule 8.2 (Approved Leaver) applies, the expiry of the period determined in accordance with Rule 8.7;

(d)	the date on which the Committee makes a determination under Rule 10.1 (Breach of Restrictive Covenants) and, to the extent applicable, under Rule 10.3(b) (Claw Back Arrangements);

(e)	the expiry of the periods referred to in Rule 11 (Change of Control of a Qualifying Company), Rule 12 (Change of Control of the Company), or the period in Rule 15 (Voluntary Winding Up);

(f)	the date on which an Option is transferred, assigned, charged or otherwise disposed of otherwise than as permitted in Rule 20.13; and

(g)	the tenth anniversary of the Date of Grant or, if the Participant dies during the twelve month period before the tenth anniversary of the Date of Grant, the expiry of twelve months from the date of his death.

9.2 In the case of Rule 9.1(c), Rule 9.1(e) and Rule 9.1(g) above, where any exercise of an Option would be prohibited by any Dealing Restrictions, the period during which the Participant may exercise such Option and the date on which the Option lapses will be extended by the period of the prohibition provided always that an Option may not be exercised after the expiry of the tenth anniversary of the Date of Grant save as expressly provided in Rule 9.1(g).

10. CLAW-BACK ARRANGEMENTS

Breach of Restrictive Covenants

10.1 If a Participant breaches any term of his post-termination restrictive covenants (such breach to be determined by the Committee acting fairly and reasonably), any unexercised Options (whether Vested or not) held by him will lapse on the date of the Committee’s determination as to the breach and the Committee may require him to pay to the Company or any other member of the Group, within seven days after a written demand from the Company, the Relevant Amount (as defined in Rule 10.2 below).

10.2 The Relevant Amount is an amount equal to A minus both B and C where:

A is an amount equal to the pre-tax gain realised by the Participant on the exercise of any Options in the period beginning six months before the Termination Date and ending on such date as the Participant’s post-termination restrictive covenants are stated to expire. For these purposes, the gain will be the market value of the Shares acquired by the Participant on the exercise of the Option (as determined by the Committee) net of the aggregate Option Price paid to acquire such Shares, and such gain will be determined irrespective of whether the Participant has sold or retained the Shares so acquired;

B is an amount equal to the tax and social security charges and liabilities incurred by the Participant in respect of A which the Participant is unable to recover or for which he is otherwise unable to claim relief from the applicable tax authority notwithstanding his obligation to make a payment pursuant to Rule 10.1; and

C is the amount of any Claw-back Amount (as defined in Rule 10.4) paid by the Participant.

Grant or Vesting Determined on the Basis of Materially Mis-stated Data

10.3 If the Committee, at any time up to two years after the Date of Grant, considers in good faith that the number of Shares under an Option was determined on the basis of materially mis-stated financial or other data or, in respect of Options subject to Performance Conditions, at any time up to two years after the Vesting Date considers in good faith that those Performance Conditions were assessed on the basis of materially mis-stated financial or other data (in each case, the Incorrect Option), it will, unless determined otherwise at the sole discretion of the Committee, recover the Claw-back Amount (as defined in Rule 10.4 below) by taking one or more of the following actions:

(a)	take the Claw-back Amount (or the balance thereof) into account when determining the quantum of any future grants of Options; and/or

(b)	scale back any outstanding unexercised Options (whether Vested or not) to take account of the Claw-back Amount (or the balance thereof); and/or

(c)	require the Participant to pay to the Company (or any member of the Group), within thirty days of a written demand from the Company, the Claw-back Amount (or the balance thereof).

10.4 The Claw-back Amount is the difference in value between (i) the Incorrect Option and (ii) the Option that could or would have Vested (if at all) had the correct data been used, as determined by the Committee acting fairly and reasonably. This may be expressed as a number of Shares or a monetary amount or a combination thereof as the Committee considers appropriate. In determining the Claw-back Amount, the Committee may take into account such matters as it sees fit including, but not limited to:

(a)	the difference between the number of Shares under the Incorrect Option and the number of Shares over which the Committee considers the Option should have been granted or Vested had the correct data been used;

(b)	any gain made by the Participant on the sale of Shares acquired with the Incorrect Option;

(c)	any tax and / or dealing costs incurred by the Participant in connection with the Incorrect Option which the Participant is unable to recover or for which he is otherwise unable to claim relief from the applicable tax authority notwithstanding his obligation to make a payment pursuant to Rule 10.3, and

(d)	the extent and timing of any payment made by the Participant pursuant to Rule 10.1.

10.5 By accepting an Option, a Participant will be bound by this Rule 10 notwithstanding (i) that it may only be applicable after the transfer of Shares pursuant to the exercise of an Option under these Rules and (ii) whether or not all or any of the terms of this Rule 10 have been separately notified to each Participant.

11. CHANGE OF CONTROL OF A QUALIFYING COMPANY

11.1 Except as otherwise provided in these Rules, if any person:

(a)	obtains Control of a Qualifying Company as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of that Qualifying Company;

(b)	becomes bound or entitled to acquire Shares under sections 979 and 983 of the Companies Act 2006 (or in relation to RE NV becomes bound or entitled to acquire compulsorily Shares held by minority shareholders); or

(c)	obtains Control of a Qualifying Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the Companies Act 2006 (or in relation to RE NV under any equivalent legislative provision in the Netherlands), then any Options over Shares in that Qualifying Company (but not those in the other Qualifying Company) will subject to satisfaction of any Performance Condition Vest in respect of the Pro-rated Number and may be exercised for the period of 30 days following the relevant event (or such longer period as the Committee may in its absolute discretion determine including, if the Committee determines it appropriate, a period starting shortly before the relevant event). The Performance Condition will be assessed based on progress made against targets as at the date of the relevant event as determined by the Committee in its absolute discretion.

11.2 Any Option over Shares in the Qualifying Company to which Rule 11 applies which does not Vest as a result of the relevant event will lapse on the relevant event. For the avoidance of doubt, any Option over Shares in the other Qualifying Company will continue in force subject to the Rules.

12. CHANGE OF CONTROL OF THE COMPANY

Except as otherwise provided in these Rules, the provisions of Rule 11 (Change of Control of a Qualifying Company) will apply with any necessary changes in the event that any person (either alone or together with any person acting in concert with him) obtains Control of the Company and the Shares under Option which may Vest as a result of the relevant event will be Shares in both Qualifying Companies.

13. INTERNAL REORGANISATION

13.1 Rule 11 and Rule 12 will not apply if the purpose and effect of the change of Control or scheme of arrangement is:

(a)	to create a new holding company for the relevant Qualifying Company, such company having substantially the same Shareholders and proportionate shareholdings as those of the Qualifying Company immediately before the scheme of arrangement;

(b)	to give one Qualifying Company Control (directly or indirectly) of the other Qualifying Company;

(c)	the person obtaining Control of the Company is one of the Qualifying Companies or a company under the Control of one or both of them; or

(d)	the Company remains under the ultimate Control of the Shareholders of the Qualifying Companies immediately before the relevant transaction affecting the Company.

13.2	If Rule 13.1 applies:

(a)	Options will not Vest as a result of the relevant event;

(b)	an Option will instead be exchanged for an equivalent option over such shares as the Committee determines appropriate; and

(c)	the Committee may make any modifications to the Performance Condition as it determines appropriate.

13.3 The Committee may vary the application of this Rule 13 so that it applies to Options over Shares in both Qualifying Companies or over Shares in only one Qualifying Company.

13.4 Where this Rule 13 applies, a Participant will not be treated as ceasing to be an Employee until he ceases to be employed by a company which is either the relevant holding company or a subsidiary of the holding company (within the meaning of section 1159 of the Companies Act 2006).

14. ROLLOVER ON A CHANGE OF CONTROL

14.1 The Committee may determine that Rule 11 or Rule 12 will not apply on a change of Control of a Qualifying Company or the Company (as applicable) and may, with the consent of the person obtaining Control, (i) determine that the Options will be rolled over in accordance with either the provisions of Rule 13.2 or Rule 14.2 or (ii) allow the Participants to choose between the Vesting of Options (if at all) under Rule 11 or Rule 12 as applicable and rollover in accordance with, as determined by the Committee, Rule 13.2 or Rule 14.2.

14.2 The Committee can determine that Options are rolled over in accordance with the following terms:

(a)	the Performance Condition will be assessed based on progress made against targets as at the date of the relevant event as determined by the Committee in its absolute discretion;

(b)	to the extent that the Performance Condition has been met, an Option will be exchanged for an equivalent option over such shares as agreed between the Committee and the person obtaining Control, and will Vest on the original Vesting Date subject only to the Participant remaining in employment within the acquirer group of companies (unless Rule 8.2 applies) and will be subject to the Rules as they last had effect in relation to the Option that was rolled-over;

(c)	to the extent that the Performance Condition has not been met, the Option will immediately lapse.

14.3 For the avoidance of doubt, in Rule 11, Rule 12, Rule 13 and Rule 14, “Committee” means the Committee as constituted immediately before the event by virtue of which the applicable Rule applies.

15. VOLUNTARY WINDING UP

The provisions of Rule 11 will apply with such changes as may be necessary in the event that notice is duly given of a resolution for a voluntary winding up of a Qualifying Company PROVIDED THAT, all references in that Rule to the date of the relevant event will be treated as references to the date on which notice is given for the voluntary winding-up of a Qualifying Company.

16. ADJUSTMENT OF OPTIONS

16.1 In the event of:

(a)	any Capital Reorganisation; or

(b)	the implementation by a Qualifying Company of a demerger or the payment by a Qualifying Company of a super-dividend which would otherwise materially affect the value of an Option,

the Option Price, the definition of Shares and the number of Shares comprised in an Option may be adjusted in such manner as the Committee may determine, provided that no adjustment will be made pursuant to this Rule which would increase the aggregate Option Price of any Option.

17. SOURCE OF SHARES

17.1 An Option may be satisfied by the issue or transfer of Shares.

17.2 No Option will be granted under the Scheme to the extent that the result of that grant would be that the aggregate number of UK Shares that could be issued on the exercise of that Option and any other Option granted at the same time, when added to the number of UK Shares that:

(a)	could be issued on the exercise of any subsisting Options or vesting or exercise of any subsisting awards or options granted during the preceding ten years under the Scheme or any other Employees’ Share Scheme established by RE PLC or the Company; and

(b)	have been issued on the exercise of any Options or vesting or exercise of any subsisting awards or options granted during the preceding ten years under the Scheme or any other Employees’ Share Scheme established by RE PLC or the Company, would exceed 10 per cent. of the ordinary share capital of RE PLC for the time being in issue.

17.3 No Option may be granted under the Scheme to the extent that the result of that grant would be that the aggregate number of UK Shares that could be issued on the exercise of that Option and any other Option granted at the same time, when added to the number of UK Shares that:

(a)	could be issued on the exercise of any subsisting Options or vesting or exercise of any subsisting awards or options granted during the preceding ten years under the Scheme, or any other discretionary share scheme established by RE PLC or the Company; and

(b)	have been issued on the exercise of any Options or vesting or exercise of any subsisting awards or options granted during the preceding ten years under the Scheme or any other discretionary share scheme established by RE PLC or the Company, would exceed 5 per cent. of the ordinary share capital of RE PLC for the time being in issue.

17.4 Reference in this Rule 17 to the issue of Shares means, for the avoidance of doubt, the issue and allotment (but not transfer) of Shares. The delivery of Shares from treasury also counts towards the percentage limits set out in Rules 17.2 and 17.3 above for so long as institutional shareholder guidelines recommend this.

17.5 In determining the above limits no account will be taken of any Shares attributable to an Option which was released, lapsed or otherwise became incapable of exercise.

17.6 The number of Dutch Shares which may be issued pursuant to Options granted under the Scheme from time to time will be agreed between the Committee and RE NV before such Options are granted PROVIDED THAT the percentage referred to in Rules 17.2 and 17.3 above in relation to RE PLC will apply in relation to RE NV.

18. RIGHTS ATTACHING TO SHARES

18.1 All Shares transferred or issued upon the exercise of an Option will rank pari passu in all respects with the Shares in issue at the date of exercise except in respect of any rights attaching to such Shares by reference to a record date before the date of exercise.

18.2 Any Shares acquired by a Participant under this Scheme will be subject to the articles of association of the relevant Qualifying Company from time to time.

19. ADMINISTRATION AND AMENDMENT

19.1 The decision of the Committee will be final and binding in all matters relating to the Scheme including the exercise of any discretion under these Rules, the interpretation of the Rules and any dispute relating to any matter in connection with the Rules.

19.2 The Committee may at any time discontinue the grant of further Options or amend any of the provisions of the Scheme in any way it thinks fit provided that:

(a)	the Committee will not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent of the Participants;

(b)	no amendment which in the reasonable opinion of the Committee is to the advantage of Employees or Participants may be made to:

(i)	the definition of Employee;

(ii)	the maximum entitlement of an Employee under the Scheme;

(iii)	the maximum limit on the number of Shares which can be awarded under the Scheme;

(iv)	the basis for determining an Employee’s entitlement to Shares under the Scheme and the terms on which Shares can be acquired;

(v)	the adjustment provisions of Rule 16;

(vi)	the amendment provisions of this Rule 19;

without the prior approval of RE PLC (and if appropriate RE NV) in general meeting except (a) in the case of minor amendments to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Employees and/or Participants or any Qualifying Company or member of the Group or (b) as otherwise permitted under these Rules; and

(c)	without prejudice to any provision of the Scheme which provides for the lapse of an Option, the Committee may not cancel an Option unless the Participant agrees to such cancellation.

19.3 Notwithstanding any other provision of the Scheme, the Committee may make appropriate amendments to the Scheme and/or establish schedules to the Scheme for the purpose of granting Options to Employees, based on the Scheme but modified to take account of such factors as the Committee determines appropriate including, but not limited to, local tax, exchange control or securities laws in any territory.

20. GENERAL

Trustee Funding

20.1 Any member of the Group may provide money to the trustee or trustees of any trust or any other person or persons to enable any such person or persons to acquire or subscribe for Shares to be held for the purposes of satisfying Options or enter into any guarantee or indemnity for those purposes, to the extent permitted by the Companies Act 2006.

Discretionary Nature of the Scheme

20.2 Subject to Rule 20.5, the rights and obligations of a Participant under the terms and conditions of his office or employment will not be affected by his participation in the Scheme or any right he may have to participate in the Scheme.

20.3 Participation in the Scheme does not imply any right to receive Options on the same or any other basis in any other year.

20.4 The terms of the Scheme do not entitle the Participant to the exercise of any discretion in his favour.

20.5 Each Participant waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any member of the Group or Qualifying Company for any reason whatsoever (whether such cessation is lawful or unlawful) insofar as those rights arise, or may arise, from his ceasing to have rights or be entitled to Shares under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment will be varied accordingly.

Changes to a Qualifying Company’s capital structure

20.6 The existence of any Option will not affect in any way the right or power of the Company, the Qualifying Companies or their Shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s or either of the Qualifying Company’s capital structure, or any merger or consolidation of the Company or Qualifying Companies, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or Qualifying Companies or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Notices

20.7 Any notice or other document which has to be given to a Participant under or in connection with the Scheme may be (i) delivered or sent by post to him at his home address according to the records of his employing company, (ii) sent by email or fax to any email address or fax number according to the records of his employing company or, in either case, such other address as may appear to the Company to be appropriate, or (iii) provided electronically through a website hosted by the Company or an agent of the Company, provided that the Participant is notified by email, fax or post that such notice or document has been or will be provided in this manner.

20.8 Notices sent by post to a Participant in the UK or US will be deemed to have been given two days after the date of posting. However, notices sent to a Participant in other countries will be deemed to have been given on the seventh day after the date of posting.

20.9 Notices sent by email or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

20.10 Notices provided through a website will be deemed to have been received on the day they are posted on the website or, if later, the day the Participant is deemed in accordance with Rule 20.8 or Rule 20.9 to have received the notification that it has been provided there.

20.11 Any notice or other document required to be given to the Company under or in connection with the Scheme may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants) or sent by email or fax to any email address or fax number notified to the sender.

20.12 All Share certificates, Option certificates and other communications relating to the Scheme will be sent at the Participant’s risk.

No transfer of Options

20.13 A Participant may not transfer, assign, charge or otherwise dispose of Options, or any rights in respect of them, except (i) on the transmission of Options on the death of a Participant to his personal representatives or (ii) with the consent of the Committee. Any such attempted non-approved transfer will result in the lapse of the Option.

Options Non-Pensionable

20.14 Options under the Scheme are not pensionable.

Taxation

20.15 Any liability of a Participant to taxation in respect of an Option will be for the account of the relevant Participant. By accepting an Option, a Participant agrees to comply with any arrangements specified by the Company for the reporting and payment of tax, duty and social security contributions in any jurisdiction in respect of any Option and any Shares to which he is or may become entitled under the Scheme including, without limitation, (i) arranging the sale of sufficient Shares on the Participant’s behalf to enable the Company or any member of the Group to satisfy its obligations in respect of deduction or withholding of tax, duty or social security contributions at source and (ii) entering into any election specified by the Company under Chapter 2 of Part 7 of the Income Tax (Employment & Pensions) Act 2003.

Stamp Duty

20.16 The Company or, where the Committee so directs, any member of the Group will pay the appropriate stamp duty on behalf of Participants in respect of any transfer or issue of Shares on the exercise of an Option under the Scheme.

Expiry of Scheme

20.17 No Options will be granted under the Scheme after the tenth anniversary of the Adoption Date.

Data Protection

20.18 By accepting the grant of an Option, a Participant consents to the holding and processing of personal data provided by him to the Company, a Qualifying Company or any member of the Group, and any other persons for all purposes related to the operation of the Scheme and acknowledges that the personal information may be transferred to, and stored at, a destination outside the European Economic Area (EEA), and may also be processed by staff operating outside the EEA who work for the Company, a Qualifying Company or any member of the Group or for one of their service providers. The Company will take all steps reasonably practicable to ensure that a Participant’s personal data is treated securely under appropriate contractual arrangements.

Governing Law

20.19 This Scheme will be governed by, and construed in accordance with, the laws of England and Wales and the courts of England and Wales will have exclusive jurisdiction in relation to any dispute arising in connection with the Scheme.

APPENDIX

PERFORMANCE CONDITION

General

1. The following provisions apply to Options granted to executive directors of the Company or a Qualifying Company under the Scheme in 2013.

2. Except as otherwise provided for in the Rules, the Performance Condition applicable to an Option will be measured after the end of the Performance Period for such Option.

3. The Performance Period is the period of three consecutive Financial Years of the Company starting with the Financial Year in which the Date of Grant falls.

4. Options will Vest (if at all) over a whole number of Shares (rounded down, as necessary). To the extent that the Performance Condition is not satisfied and as a result an Option does not Vest, the Option will lapse.

The EPS Measure

5.1 The Vesting of Options relates to the average growth in Adjusted Earnings per Share per annum at constant currencies of the Qualifying Companies measured over the Performance Period.

5.2	The following definitions apply in respect of Adjusted EPS:

(i)	Adjusted EPS Growth = the arithmetic mean of the growth in Adjusted EPS at constant currencies achieved by the Qualifying Companies over a relevant financial year;

(ii)	Average Adjusted EPS Growth = the average of the annual Adjusted EPS Growth over the relevant period of measurement;

(iii)	Adjusted Earnings = adjusted reported earnings measured at constant currencies. Adjustments include amortisation and impairment of acquired intangible assets and goodwill, exceptional restructuring and acquisition integration charges, gains/losses on business disposals and other non-operating items, and tax rate anomalies (principally deferred tax);

(iv)	Adjusted Earnings Per Share = Adjusted Earnings divided by the Number of Shares;

(v)	Number of Shares = weighted average number of shares in issue excluding shares held in treasury or by the Reed Elsevier Group plc Employee Benefit Trust; and

(vi)	Constant currencies = refers to measurement at constant rates of exchange using the prior full year average and hedge rates.

5.3	The number of Shares under Option which are capable of Vesting will be determined as follows:

Average Adjusted EPS Growth over the three-year Performance Period	Vesting level as a percentage of option granted
Below 4%	0%
4%	33%
6%	80%
Equal or greater than 8%	100%

5.4	Vesting is on a straight-line basis for performance between the stated Average Adjusted EPS Growth percentages.

Determining satisfaction of targets at end of Performance Period

6.1 Following the end of the Performance Period (or as otherwise required under the Rules) the Committee will calculate and confirm with the auditors the Average Adjusted EPS Growth over the relevant period of measurement.

Adjustments

7. Subject to the Rules, the Committee may make such adjustments to the Performance Conditions applicable to outstanding Options as it considers appropriate to take account of any factors which are relevant in the opinion of the Committee and in particular if there is an event which causes it to consider that the Performance Condition, or any part of it, is no longer a fair measure of performance. The amended Performance Condition will not be materially less or more challenging than the one originally set.

8. The Committee has discretion to adjust the definition or method of calculation of Adjusted EPS (or any other applicable term or measure) as set out in this Appendix to take account of any changes in recognised accounting standards or practice, fiscal regime or capital structure, to ensure consistent measurement and accountability.

9. Without prejudice to the generality of paragraphs 7, 8 and 10, the Committee may, in consultation with the auditors, make the following adjustments in relation to the calculations to be carried out in accordance with this Appendix:

(a)	any adjustments it considers appropriate if an event occurs giving rise to an adjustment of Awards under Rule 16 of the Scheme; and

(b)	any adjustments it considers appropriate if there is any modification in relation to the relevant international accounting standard used to calculate EPS.

Overriding Power

10. In determining the level of Vesting of an Option under the Scheme, the Committee will take into account the overall business performance of the Qualifying Companies and the Group over the relevant performance period and any other factors that it considers appropriate and may modify the Vesting level if it considers that such a modification would result in a fairer outcome. In exercising any such discretion, the Committee will have due regard to the value created for Shareholders and the underlying business performance.

SCHEDULE 1

HMRC APPROVED PART OF THE SCHEME - REFERENCE – X110734

If the Committee wishes to grant Options to Employees under an HM Revenue & Customs (HMRC) approved scheme, it may grant Options pursuant to this Schedule and the following provisions relating to Options will apply:

(A)	The Rules of the Scheme will apply to the grant of Options under this Schedule subject to the modifications contained in the following paragraphs.

(B)	The definition of Capital Reorganisation will be amended so that the words “or reserves” are deleted.

(C)	In the definition of Constituent Company, the words “under the Control of the Company” will be inserted after the words “or any other company”.

(D)	The definition of Employee will be amended as follows:

(i)	the words “or a corporate officer” will be deleted;

(ii)	the words “who is required to devote substantially the whole of his working time to the affairs of the Group” will be inserted after the words “Constituent Company”; and

(iii)	the definition will be construed so that no Option may be granted under this Schedule 1 to an Employee who is ineligible to participate in the Scheme by virtue of paragraph 8 or paragraph 9 of Schedule 4 to ITEPA.

(E)	The definition of Market Value will be amended to insert a new sub-paragraph (c) as follows:

“(c)	subject to (a) and (b) above, the market value of a share on the Date of Grant as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 (UK) and as agreed in advance with HMRC Shares and Assets Valuation;”

(F)	The definition of Shares (and of UK Shares and Dutch Shares) (including, for the avoidance of doubt, any shares representing those shares following any Capital Reorganisation) will be subject to the condition that any such shares satisfy paragraphs 16 to 20 of Schedule 4 to ITEPA.

(G)	All references in the Rules to the “absolute discretion” of the Committee will be construed as references to the “discretion of the Committee (acting fairly and reasonably)”.

(H)	A new Rule 3.2 will be inserted as follows:

“Individual Limit

3.2 No Employee may be granted an Option which would, at the proposed Date of Grant, cause the aggregate Market Value of the shares which he may acquire pursuant to subsisting Options granted to him under this Schedule and under any Associated Schemes (such values to be determined at the respective Date of Grant of the relevant options), to exceed £30,000 (or such other amount as may be specified under paragraph 6(1) of Schedule 4 of ITEPA from time to time).”

For the purposes of this paragraph (H):

Associated Scheme means any Employees’ Share Scheme (other than the Scheme) approved under Schedule 4 to ITEPA and established by the Company or an associated company of the Company within the meaning of paragraph 35 of Schedule 4 to ITEPA; and

(I)	In Rule 4.3 a new sub-rule (e) will be inserted as follows:

“(e) any day on which Schedule 1 to the Scheme is approved by HMRC or any change to the legislation affecting share option schemes approved by HMRC under ITEPA is proposed or made”

and existing sub-rule (e) shall become sub-rule (f) and the words “the period in (a) to (d) above.” will be deleted and replaced with the words “the period in (a) to (e) above.”

(J)	Rule 5.3 will be amended so that the words “grant or” are deleted.

(K)	Rule 5.4 will be deleted and replaced with the following:

“Any Performance Conditions attached to Options may be amended after the Date of Grant if:

(a)	events occur and as a result the Committee (acting fairly and reasonably) objectively concludes that those circumstances which prevailed at the Date of Grant and which were relevant to the conditions that were originally imposed regarding the exercise of the Option have subsequently changed; and

(b)	any such amended conditions would be a fairer measure of performance and the Committee reasonably considers that such amended conditions are:

(i)	equally demanding; and

(ii)	no more difficult to satisfy than the original conditions.”

(L)	Rule 7.1 (Exercise of Options) will be amended to insert a new Rule 7.1(c) as follows “the Participant is not ineligible to participate in the Scheme by virtue of paragraph 9 of Schedule 4 to ITEPA.”

(M)	In Rule 8.2(c), the words “with the consent of the Company” will be deleted and replaced by the words “at or after the Specified Age” for the purposes of an Option granted under this Schedule. For the purposes of this paragraph (M), Specified Age means retirement in circumstances where the Participant is at least age 55 (being the “specified age” for the purposes of paragraph 35A of Schedule 4 of ITEPA).

(N)	Where Rule 8.2 (Approved Leaver) applies by reason of the Participant’s death, Rule 8.7 will be amended so that the words “at any time in the period of two years following the later of the Vesting Date and the Termination Date or…up to 42 months from the later of the Vesting Date and the Termination Date (but not beyond the tenth anniversary of the Date of Grant)” will be deleted and replaced with:

“at any time in the period of 12 months following the Vesting Date”.

(O)	Rule 8.6 will be deleted.

(P)	A new Rule 9.1(h) will be inserted after Rule 9.1(g) as follows:

“if applicable, the expiry of the appropriate period referred to in Rule 13.2 if the Participant has not elected to exchange his Option in accordance with that Rule”.

(Q)	Rule 10 (Claw-back Arrangements) will not apply to any Option granted under this Schedule.

(R)	For the purposes of Rule 13 and 14, Rule 11 will be amended so that:

(a)	Rule 11.1(a) will be deleted and replaced with the following:

“obtains Control of a Qualifying Company as a result of (i) making a general offer to acquire the whole of the issued ordinary share capital of the Qualifying Company which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of that Qualifying Company, or (ii) making a general offer to acquire all the shares in the Qualifying Company which are of the same class as those subject to the Options;”

(b)	in Rule 11.1(b) the words “sections 979 and 983” will be deleted and replaced with “sections 979 to 982” and the words “or in relation to RE NV becomes bound or entitled to acquire Compulsory Shares held by minority shareholders” will be deleted and replaced with the following words “or in relation to RE NV under any equivalent legislative provision in the Netherlands which HMRC accepts is substantially similar in purpose and effect to sections 979 to 982 of the Companies Act 2006”; and

(c)	in Rule 11.1(c) after the words “or in relation to RE NV under any equivalent legislative provision in the Netherlands”, the following words will be inserted “which HMRC accepts is substantially similar in purpose and effect to section 899 of the Companies Act 2006”.

(S)	Rule 13.2 and Rule 13.3 will be deleted and replaced with a new Rule 13.2, 13.2A and 13.3 as follows:

“13.2 If Rule 13.1 operates to disapply Rule 11:

(a)	Options will not Vest as a result of the relevant event;

(b)	a Participant may, with the consent of the company obtaining Control, release his Option over Shares in consideration of the grant to him of rights which are equivalent to his Option but relate to shares in a different company (whether the acquiring company itself or another company falling within paragraph 27(2)(b) of Schedule 4 to ITEPA);

(c)	to the extent a Participant does not release his Option in accordance with paragraph 13.2(b), it will lapse at the end of the appropriate period (which will be construed in accordance with paragraph 26(3) of Schedule 4 to ITEPA); and

(d)	any Performance Condition may be amended in accordance with Rule 5.4.

13.2A The new options will not be regarded for the purpose of the Scheme as equivalent to the old options unless:

(a)	the new options will be exercisable in the same manner as the old options and subject to the provisions of the Scheme as it had effect immediately before the release of the old options; and

(b)	the total market value, immediately before the release, of the shares which were subject to the Participant’s old options is equal to the total market value, immediately after the grant of the shares in respect of which the new options are granted to the Participant; and

(c)	the total amount payable by the Participant for the acquisition of shares in pursuance of the new options is equal to the total amount that would have been payable for the acquisition of shares in pursuance of the old options.

The new options will for the purposes of the Scheme be treated as having been granted at the time when the old options were granted. The new options will not lapse as a result of the operation of Rule 11 and/or 12 following the event permitting the grant of such new options.

In relation to any new options, references in Rule 1 and Rules 11 to 16 of the Scheme to “Qualifying Company”, “RE PLC” and “RE NV” will (as appropriate) be construed as if references to the company whose shares are subject to the new options and references to “Shares”, “UK Shares” and “Dutch Shares” will (as appropriate) be construed as if references to the shares subject to the new options.

13.3 If Rule 13.1 operates to disapply Rule 12, Options will not Vest as a result of the relevant event unless the Committee determines otherwise in which case Options will Vest in accordance with Rule 12. For the avoidance of doubt, Options granted under the provisions of this Schedule may not be exchanged as a result of a relevant event in respect of the Company.”

(T)	Rule 14 (Rollover on a Change of Control) will be deleted.

(U)	In Rule 16.1, the words “the definition of Shares” will be deleted and replaced with the words “the description (but not the class) of Shares”.

(V)	Rule 16.1(b) will not apply to an Option granted under this Schedule. In its place a new Rule 16.2 will be inserted as follows:

“16.2	If the Committee becomes aware that a Qualifying Company is or expected to be affected by any demerger, dividend in specie, super dividend or other transaction, which, in the opinion of the Committee, would affect the current or future value of any Options, the Committee (acting fairly and objectively and taking account of the extent to which any Performance Conditions have been satisfied and the period of time which has elapsed since the Date of Grant) may, in its discretion, allow some or all of the Options to be exercised (whether or not the period in which the Option may be exercised has commenced and whether or not any conditions imposed under Rule 5 have been satisfied). The Committee will specify the period in which such Options will be exercised and whether such Options will lapse at the end of the specified period. The Committee will notify any Participant who is affected by the discretion exercised under this Rule.”

(W)	No adjustment pursuant to Rule 16.1 in relation to an Option granted under this Schedule will take effect without the prior approval of HMRC.

(X)	In addition to its powers under Rule 19 and notwithstanding any restriction under Rule 19.2, the Committee may make such amendments to this Schedule as are necessary or desirable to obtain or maintain HMRC approval of this Schedule.

(Y)	Rule 19.3 will not apply to any Option granted under this Schedule. For the avoidance of doubt, Schedule 4 will not apply to any Option granted under this Schedule.

(Z)	At a time when this Schedule is approved by HMRC, and if such approved status is to be maintained, no amendment to any key feature (as defined by paragraph 30 of Schedule 4 to ITEPA) of the Rules of the Scheme or this Schedule may take effect as regards this Schedule without the prior approval of HMRC (and if such approved status is not to be maintained, the Company will notify HMRC of the relevant amendment as soon as practicable).

(AA)	Rule 20.13 (No Transfer Options) will be amended so that the words “or (ii) with the consent of the Committee” are deleted.

(BB)	Rule 20.15 (Taxation) will be amended so that the words “By accepting an Option,” are deleted and the words “and which the Participant has not otherwise satisfied” are inserted after the words “to which he is or may become entitled under the Scheme”.

SCHEDULE 2

OPTIONS GRANTED TO US PARTICIPANTS

The following provisions will apply to Options granted to Employees who are US Participants:

(A)	The Rules of the Scheme will apply to the grant of Options to US Participants under this Schedule subject to the modifications contained in the following paragraphs.

(B)	In this Schedule, terms will have the same meaning as in Rule 1 of the Rules.

(C)	Date of Grant. The “Date of Grant” defined in Rule 1.1 will have the meaning set forth in the Rules; but for the avoidance of doubt, the following actions will have occurred as of the Date of Grant: (i) the recipient of the grant of the Option will have been identified, (iii) the maximum number of Shares that can be purchased under the Option will have been established, (iii) the Option Price will have been established, and (iv) the recipient of the grant will have acquired a legally binding right to the Option.

(D)	Option Price. The “Option Price” for the acquisition of a Share defined in Rule 1.1 will have the meaning set forth in the Rules, except that in any case where the Option Price is not based upon a method using actual transactions of the Shares as reported by a stock market, the Option Price will be determined by the reasonable application of a reasonable valuation method determined in accordance with the requirements set forth under Section 409A of the United States Internal Revenue Code and the regulations and guidance promulgated thereunder (“Code Section 409A”). In no event will the Option Price for the acquisition of a Share be less than the fair market value of such Share on the Date of Grant, determined in accordance with Code Section 409A.

(E)	Lapse of Option. Rule 9 will govern the lapse of an Option; but in no event will the exercise period of an Option be extended for any purpose or for any reason, including without limitation, for purposes of Rules 7, and 8, and 9, to a date that is later than the earlier of (i) the date on which the Option would expire by its original terms, or (ii) the tenth (10th) anniversary of the original Date of Grant.

(F)

Adjustments of Options. Notwithstanding anything contained in the Rules to the contrary, including without limitation, Rules 11, 12, 13 or 14, in any instance in which a new option is substituted for an outstanding Option pursuant to a corporate transaction or in any instance in which an outstanding Option is assumed pursuant to a corporate transaction, the number of Shares and the Option Price per Share covered by the substituted option or assumed Option will be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the United States Treasury Regulations. The instances in which there may be a substitution of a new option for an outstanding Option pursuant to a corporate transaction or in which there may be an assumption of an outstanding Option pursuant to a corporate transaction will be limited to those corporate transactions authorized by the Scheme but will be further limited to only those corporate transactions described in Section 1.424-1(a)(3) of the Treasury Regulations. In the case of a stock split (including a reverse stock split), or stock dividend involving the Shares where the only effect of the stock split or stock dividend is to increase or decrease on a pro rata basis the number of Shares owned by each shareholder, the Option Price and the number of Shares subject to an Option will be proportionally adjusted to reflect such stock split or stock dividend.

(G)	Limitation on Exercise Period. Notwithstanding anything contained in the Rules to the contrary, including without limitation, Rules 7 to 14, the exercise period for any Option granted to a US Participant may not be extended beyond the original exercise period established for such Option.

(H)	Service Recipient Stock. The Shares underlying any Option granted to a US Participant will in all instances constitute “service recipient stock,” and will be issued or transferred by a Qualifying Company that is, with respect to such US Participant, an “eligible issuer of service recipient stock” for purposes of Code Section 409A and the regulations promulgated thereunder.

(I)	Application of Code Section 409A. Although neither the Committee nor any member of the Group guarantees any particular tax treatment to a US Participant, Options granted pursuant to this Schedule are intended to be exempt from Code Section 409A and will be limited, construed and interpreted in accordance with such intent.

(J)	Nonqualified Stock Options. The Options granted under this Schedule are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.

(K)	Withholding. Notwithstanding anything contained herein to the contrary, all Share releases and cash payments to US Participants contemplated hereunder shall be subject, to the extent applicable, to all applicable tax and withholding rules.

(L)	Effective Date. This Schedule will be effective on the Adoption Date.

SCHEDULE 3

SCHEME APPLICABLE TO ELSEVIER REED FINANCE BV

If the Board wishes to grant Options to employees of Elsevier Reed Finance BV (ERF) or of companies under the Control of ERF, it may grant Options pursuant to this Schedule, and the following provisions will apply:

(A)	The Rules of the Scheme will apply to the grant of Options under this Schedule subject to the modifications contained in the following paragraphs.

(B)	In this Schedule, terms will have the same meaning as in Rule 1 of the Rules unless modified by this Schedule.

(C)	The definition of Group will be construed as including ERF and every company which is under the Control of ERF.

(D)	Rule 17 will be amended so that it applies in respect of an Employees’ Share Scheme established by RE PLC, the Company or ERF.

(E)	Options will not be granted under this Schedule without the agreement of the supervisory board of ERF.

SCHEDULE 4

CASH ALTERNATIVE

If deemed necessary in order to ensure compliance with tax, regulatory or legal country specific requirements (e.g. exchange control and securities laws) in the countries in which the Scheme operates then, notwithstanding any provision to the contrary in these Rules:

(A)	The Committee may decide to satisfy an Option by paying to the Participant an amount equal to the market value (as determined in its discretion) of the number of Shares which would otherwise be issued or transferred following exercise (as applicable) less the Option Price of the Option or an amount determined on such other reasonable basis as the Committee may decide (which could for example, allow for the deduction of any applicable expenses).

(B)	The Committee may grant an Option on the basis that it will be satisfied in cash, as opposed to Shares, as set out in (A) above.

Unless the Committee determines otherwise, the Rules will apply as if any Option granted or to be satisfied pursuant to this Schedule involves a right to, or interest in, Shares for the purposes of determining whether Dealing Restrictions are in place at the Date of Grant, Vesting, exercise, release or surrender of any such Option.